Exhibit 10.5

ZION NUCLEAR POWER STATION, UNITS 1 AND 2

PLEDGE AGREEMENT

made by

ENERGYSOLUTIONS, LLC

in favor of

EXELON GENERATION COMPANY, LLC

SEPTEMBER 1, 2010

TABLE OF CONTENTS

1.	DEFINITIONS	2

1.1.	DEFINITIONS	2
1.2.	CERTAIN INTERPRETIVE MATTERS	5

2.	PLEDGE	6

2.1.	GRANT OF SECURITY INTEREST	6

3.	REPRESENTATIONS AND WARRANTIES	6

3.1.	TITLE; NO OTHER ENCUMBRANCES	6
3.2.	PERFECTED FIRST PRIORITY ENCUMBRANCES	6
3.3.	CHIEF EXECUTIVE OFFICE	7
3.4.	INVESTMENT PROPERTY	7

4.	COVENANTS	7

4.1.	MAINTENANCE OF PERFECTED SECURITY INTEREST; FURTHER DOCUMENTATION	7
4.2.	CHANGES IN LOCATIONS, NAME, ETC.	7

5.	REMEDIAL PROVISIONS	8

5.1.	RIGHTS UPON EVENT OF DEFAULT	8
5.2.	[PROCEEDS TO BE TURNED OVER TO PLEDGEE	9
5.3.	APPLICATION OF PROCEEDS	9
5.4.	CODE AND OTHER REMEDIES	9
5.5.	RELEASE OF PROCEEDS	10

6.	ADMINISTRATION OF COLLATERAL	10

6.1.	PLEDGEE’S APPOINTMENT AS ATTORNEY-IN-FACT, ETC.	10
6.2.	DUTY OF PLEDGEE	11
6.3.	FINANCING STATEMENTS	11

7.	MISCELLANEOUS PROVISIONS	12

7.1.	AMENDMENT AND MODIFICATION	12
7.2.	WAIVER OF COMPLIANCE; CONSENTS	12
7.3.	NOTICES	12
7.4.	ASSIGNMENT	13
7.5.	GOVERNING LAW	13
7.6.	COUNTERPARTS	14
7.7.	ENTIRE AGREEMENT	14
7.8.	CHANGE IN LAW	14
7.9.	SEVERABILITY	14

SCHEDULES

Schedule 3.1-                       FILINGS AND OTHER ACTIONS REQUIRED TO PERFECT SECURITY INTERESTS

Schedule 3.2-                       LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of September 1, 2010 (the “Agreement”) made by ENERGYSOLUTIONS, LLC (“Pledgor”), a Utah limited liability company, in favor of EXELON GENERATION COMPANY, LLC (“Pledgee”) a Pennsylvania limited liability company.  Pledgee and Pledgor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties, along with ZionSolutions, LLC (“ZionSolutions”) and EnergySolutions, Inc. (“Guarantor”), have entered into that Asset Sale Agreement, dated as of December 11, 2007 (as amended, the “Asset Sale Agreement”), pursuant to which Pledgee agreed, subject to the terms and conditions of the Asset Sale Agreement, to, among other things, sell, assign, convey, transfer and deliver all of its right, title and interest to the Zion Assets to Zion Solutions;

WHEREAS, Pledgee and Zion Solutions have entered into that Lease Agreement, dated as of August    , 2010 (the “Lease Agreement”) pursuant to which Pledgee has agreed to Lease the Premises (as defined in the Lease Agreement) to Zion Solutions;

WHEREAS, Pledgee and Zion Solutions have entered into that Put Option Agreement, dated as of August    , 2010 (the “Put Option Agreement”) pursuant to which Pledgee has agreed to grant Zion Solutions the Put Option (as defined in the Put Option Agreement);

WHEREAS, Pledgor has entered into that Performance Guarantee dated as of December 11, 2007 (the “Performance Guarantee”) pursuant to which Pledgor has agreed to guarantee certain obligations of Zion Solutions under the Asset Sale Agreement, the Lease Agreement, the Assignment and Assumption Agreement, and the Put Option Agreement;

WHEREAS, the Parties, along with Zion Solutions and Guarantor have entered into that Credit Support Agreement, dated as of August    , 2010 (the “Credit Support Agreement”) pursuant to which Pledgor or Guarantor will provide Pledgee with an irrevocable letter of credit, the proceeds of which shall be payable only to the Buyer Backup NDT, to support certain of the obligations of Zion Solutions and Pledgor under the Asset Sale Agreement, the Lease Agreement and the Performance Guarantee;

WHEREAS, Zion Solutions is a wholly-owned subsidiary of Pledgor; and

WHEREAS, Pledgor has agreed to pledge 100% of its equity interests in Zion Solutions as collateral for its obligations under the Performance Guarantee;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      DEFINITIONS

1.1.                            Definitions.

As used in this Agreement, the following terms have the meanings specified in this Section 1.1.  All terms not otherwise defined herein shall have the meaning ascribed to them in the Asset Sale Agreement.

(1)           “Affiliate” has the meaning set forth in the Asset Sale Agreement.

(2)           “Agreement” means this Pledge Agreement together with the Schedules hereto, as the same may be from time to time amended.

(3)           “Asset Sale Agreement” has the meaning set forth in the recitals.

(4)           “Bankruptcy Event” has the meaning set forth in the Credit Support Agreement.

(5)           “Buyer Backup NDT” has the meaning set forth in the Asset Sale Agreement.

(6)           “Clive, Utah Facility” has the meaning set forth in the Asset Sale Agreement.

(7)           “Collateral” has the meaning set forth in Section 2.1.

(8)           “Collateral Account” is defined in Section 5.2.

(9)           “Credit Support Agreement” has the meaning set forth in the recitals.

(10)         “Encumbrances” has the meaning set forth in the Asset Sale Agreement.

(11)         “Event of Default” means:

(i)            any Material Letter of Credit Default shall occur and be continuing, following the expiration of any applicable cure period described in with section 3.2 of the Credit Support Agreement;

(ii)           any action by Pledgor reasonably likely to result in the sale, liquidation, or transfer of the Clive, Utah Facility to a Person which is not an Affiliate of Pledgor;

(iii)          any action by Pledgor reasonably likely to result in the sale, liquidation or transfer of its assets, together with distribution to its shareholders of proceeds received from such transaction, in an amount equal to or in excess of twenty percent (20%) of its consolidated book value or fair value at the time of the transaction without the prior written consent of Pledgee, such consent not to be unreasonably withheld;

(iv)          either (A) at any time during any calendar year, Pledgor’s Net Worth declines from Pledgor’s Net Worth as of the close of the immediately preceding calendar year by an amount equal to the greater of $30,000,000 or 20% of Pledgor’s Net Worth as of the close of the immediately preceding calendar year, without giving effect to any increase or decrease in Intangible Assets subsequent to the close of the immediately preceding calendar year, or (B) at any time Pledgor’s Net Worth is less than 80% of Pledgor’s Net Worth as of the close of the calendar quarter ended immediately prior to the date of this Agreement,  without giving effect to any increase or decrease in Intangible Assets subsequent to the end of such calendar quarter;

(v)           an event of Force Majeure or Schedule Extension Condition shall continue without being cured for a period of more than seven hundred thirty (730) consecutive days, unless otherwise agreed by the Parties, or any events of Force Majeure or Schedule Extension Conditions shall cumulatively exceed one thousand ninety five (1095) days (whether or not consecutive) in any period of one thousand eight hundred twenty-six (1,826) consecutive days, except to the extent any such event of Force Majeure or Schedule Extension Condition is attributable to events or conditions described in clause (a) or (g) of section 1.42 of the Lease Agreement or is otherwise attributable to acts or omissions of Pledgee or its Affiliates other than the enforcement of its rights under any agreement with Pledgor or Zion Solutions;

(vi)          the failure of Zion Solutions to defer receivables as required upon failure to meet a Site Restoration Milestone in accordance with section 6.3 of the Lease Agreement;

(vii)         Pledgor or Zion Solutions shall fail to perform any other material term, covenant or agreement contained herein or the Credit Support Agreement, the Performance Guarantee, or the Lease Agreement on its part to be performed or observed if such failure shall remain unremedied for ten (10) days after which written notice of such failure is given by Pledgee to the Pledgor or Zion Solutions; or

(viii)  Pledgor shall fail to make capital contributions or subordinated loans to Zion Solutions when, as and to the extent required under section 6.21.10 of the Asset Sale Agreement, Pledgor or Zion Solutions shall fail to defer receivables when, as and to the extent required under section 6.21.6 of the Asset Sale Agreement or repeatedly fail to comply in any material respect with section 6.21 of the Asset Sale Agreement, including but not limited to submission of a materially inaccurate Annual Status Report, Disbursement Certification or Deficiency Certification (each as defined in the Asset Sale Agreement).

(12)         “Force Majeure” has the meaning set forth in the Lease Agreement.

(13)         “Intangible Assets” means all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises.

(14)         “Law” has the meaning set forth in the Asset Sale Agreement.

(15)         “Lease Agreement” has the meaning set forth in the recitals.

(16)         “Material Letter of Credit Default” has the meaning set forth in the Credit Support Agreement.

(17)         “Net Worth” means the excess of the Pledgor’s consolidated total assets (including Intangible Assets) over its consolidated total liabilities, determined in accordance with generally accepted accounting principles applied on a consistent basis from period to period.

(18)         “Obligations” means all obligations of the Pledgor under the Performance Guarantee.

(19)         “Party” (and the corresponding term “Parties”) has the meaning set forth in the preamble.

(20)         “Performance Guarantee” has the meaning set forth in the recitals.

(21)         “Person” has the meaning set forth in the Asset Sale Agreement.

(22)         “Pledged LLC Interests” has the meaning set forth in Section 2.1.1.

(23)         “Pledgee” has the meaning set forth in the preamble.

(24)         “Pledgor” has the meaning set forth in the preamble.

(25)         “Proceeds” means “proceeds” as such term is defined in section 9-102(64) of the Uniform Commercial Code.

(26)         “Put Option Agreement” has the meaning set forth in the recitals.

(27)         “Schedule Extension Conditions” has the meaning set forth in the Lease.

(28)         “Uniform Commercial Code” means any of a number of uniform acts promulgated to harmonize the law of commercial transactions in the United States.

(29)         “Zion Solutions” has the meaning set forth in the recitals.

1.2.                            Certain Interpretive Matters.

1.2.1.                  Unless otherwise required by the context in which any term appears:

(1)           Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(2)           The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(3)           References to “Articles”, “Sections” or “Schedules” shall be to articles, sections or schedules of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(4)           The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes” or “including” shall mean “including, but not limited to.”

(5)           The term “day” shall mean a calendar day, commencing at 12:01 a.m. (Central Time).  The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided, however, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter.  Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(6)           All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(7)           All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

1.2.2.                  The titles of the articles, sections and schedules herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

1.2.3.                  This Agreement was negotiated and prepared by all Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2.4.                  The Schedules hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Schedule and the terms of this Agreement, the terms of this Agreement shall take precedence.

2.                                      PLEDGE.

2.1.                            Grant of Security Interest.  As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) by the Pledgor of all of the Obligations, the Pledgor hereby pledges and grants to the Pledgee a pledge of and a first priority continuing security interest in, all of the Pledgor’s right, title and interest in, to and under the following property, whether now owned by the Pledgor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as the “Collateral”):

2.1.1.                  all limited liability company interests in Zion Solutions (the “Pledged LLC Interests”), the certificates representing the Pledged LLC Interests (if any), any interest of the Pledgor in the books and records of Zion Solutions, and all dividends, instruments, chattel paper, securities, warrants, options and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged LLC Interest now or hereafter owned by the Pledgor, provided that any dividends made in accordance with the provisions of Section 5.1.1 shall be excluded from the Collateral; and

2.1.2.                  all Proceeds of and to any of the property of the Pledgor described in Section 2.1.1.

3.                                      REPRESENTATIONS AND WARRANTIES.

3.1.                            Title; No Other Encumbrances.  Except for the security interest granted to the Pledgee pursuant to this Agreement, the Pledgor owns each item of the Collateral free and clear of any and all Encumbrances or claims of others.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Pledgee pursuant to this Agreement.

3.2.                            Perfected First Priority Encumbrances.  The security interests granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 3.2 (which, in the case of all filings and other documents referred to on such Schedule 3.2, have been delivered to the Pledgee in completed and duly executed form) will: (i) constitute valid and enforceable perfected security interests in all of the Collateral in favor of the Pledgee as collateral security for the Obligations to the extent that a security interest may be perfected by filing and/or the other actions specified on Schedule 3.2 and (ii) are prior to all other Encumbrances on the

Collateral in existence on the date hereof except for Encumbrances which have priority over the Encumbrances on the Collateral by operation of law.

3.3.                            Chief Executive Office. On the date hereof, the Pledgor’s jurisdiction of organization and the location of the Pledgor’s chief executive office or sole place of business are specified on Schedule 3.3.

3.4.                            Investment Property.

3.4.1.                  The Pledged LLC Interests pledged by the Pledgor hereunder constitute all the issued and outstanding limited liability company interests of Zion Solutions.

3.4.2.                  The Pledgor is the record and beneficial owner of, and has good and marketable title to, the Collateral pledged by it hereunder, free of any and all Encumbrances or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

4.                                      COVENANTS.

4.1.                            Maintenance of Perfected Security Interest; Further Documentation.

4.1.1.                  The Pledgor shall (i) deliver to Pledgee all certificates, if any, evidencing the Pledged LLC Interests, together with an undated instrument of assignment for such certificate duly executed in blank by the Pledgor and appointing Pledgee as Pledgor’s agent and attorney in fact with power to transfer the same, and (ii) take any and all actions that may be necessary or, in the reasonable discretion of the Pledgee, prudent to maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

4.1.2.                  At any time and from time to time, upon the written request of the Pledgee, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Pledgee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including: (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar Laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of the Pledged LLC Interests and any other relevant Collateral, taking any actions necessary to enable the Pledgee to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

4.2.                            Changes in Locations, Name, etc. The Pledgor will not, except upon thirty (30) days’ prior written notice to the Pledgee and delivery to the Pledgee of all additional executed financing statements and other documents reasonably requested by the Pledgee to maintain the validity, perfection and priority of the security interests provided for herein:

4.2.1.                  change its jurisdiction of organization; or

4.2.2.                  change its name, identity or corporate structure to such an extent that any financing statement filed by the Pledgee in connection with this Agreement would become misleading.

4.3  Ownership of Zion Solutions.  Pledgor shall own free and clear of all Encumbrances, 100% of the issued and outstanding equity interests of Zion Solutions, subject only to the pledge of such interest in favor of Pledgee pursuant to this Agreement.

4.4  Notice of Events of Default.  Pledgor shall give written notice to Pledgee promptly, and in any event within five (5) Business Days, of the occurrence of any event or condition that constitutes an Event of Default or, but for the giving of notice, the passage of time, or both, would constitute an Event of Default, together with a statement of Pledgor setting forth details of such event or condition and the action that Pledgor proposes to take with respect thereto.

4.5  Change in Capital Structure.  Pledgor shall not cause or permit Zion Solutions to dissolve, liquidate, retire or redeem any of its member interests, reduce its capital (other than distributions of earnings, except as hereinafter provided), or merge or consolidate with any other entity.

4.6  Issuance of Additional Securities.  Pledgor shall not cause or permit Zion Solutions to issue any additional ownership or member interests or other securities, options, warrants, or any right to receive same, or any right to receive earnings, unless Pledgor shall accept and receive the same as agent of Pledgee, hold the same in trust for Pledgee, and promptly deliver to Pledgee any certificates or physical securities evidencing the same, duly endorsed to by Pledgor to Pledgee, if required, together with an undated instrument of assignment for such certificate or security duly executed in blank by Pledgor and appointing Pledgee as Pledgor’s agent and attorney in fact with power to transfer the same.

5.                                      REMEDIAL PROVISIONS.

5.1.                            Rights upon Event of Default.

5.1.1.                  Unless an Event of Default shall have occurred and be continuing and the Pledgee shall have given written notice to the Pledgor of the Pledgee’s intent to exercise its corresponding rights pursuant to Section 5.1.2, the Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged LLC Interests and, except as otherwise provided in this Agreement, to exercise all voting and other rights of Pledgor as a member of Zion Solutions and holder of the Pledged LLC Interests at any meeting of members of Zion Solutions, in connection with any action or members by written consent, or otherwise.

5.1.2.                  If an Event of Default shall occur and be continuing and the Pledgee shall give notice of its intent to exercise such rights to the Pledgor (provided that no such notice shall be required if at such time a Bankruptcy Event has occurred and is continuing with respect to the Pledgor): (i) the Pledgee shall have the right to receive any and all cash dividends, distributions, payments or other Proceeds paid in respect of the Pledged LLC Interests and make application thereof to the Obligations in such order as the Pledgee may determine; (ii) at the election of the Pledgee, any or all of the Pledged LLC Interests shall be registered in the name of the Pledgee or its nominee; and (iii) the Pledgee or its nominee may exercise all voting, member and other rights pertaining to the Pledged LLC Interests at any meeting of the members of Zion Solutions, action by written consent, or otherwise; provided, however, that in no event shall Pledgee take possession of or exercise control over the Pledged LLC Interests or any NRC licensed facility until first having received issuance of a license by NRC authorizing such possession or NRC’s prior written consent to the transfer of control of the existing NRC licenses.

5.2.         Proceeds to be Turned Over To Pledgee.  If an Event of Default shall occur and be continuing, all Proceeds received by the Pledgor consisting of cash, checks and other near-cash items shall be held by the Pledgor in trust for the Pledgee, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Pledgee in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Pledgee, if required).  All Proceeds received by the Pledgee hereunder shall be held by the Pledgee in a collateral account (the “Collateral Account”) maintained under its sole dominion and control.

5.3.         Application of Proceeds.  If an Event of Default shall have occurred and be continuing, at any time thereafter at the Pledgee’s election, the Pledgee may apply all or any part of Proceeds held in the Collateral Account in payment of expenses of Decommissioning of the Zion Station and other amounts due to Pledgee in respect of the Obligations, and any part of such funds which the Pledgee elects not so to apply and deems not required as collateral security for any Obligations shall be paid over from time to time by the Pledgee to the Pledgor or to whomsoever may be lawfully entitled to receive the same.  Any balance of such Proceeds remaining after the Obligations shall have been paid in full shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive the same.  It is acknowledged and agreed that sums on deposit in the Collateral Account shall be held for the benefit of the Pledgee.

5.4.         Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Pledgee may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable Law; provided, however, that in no event shall Pledgee take possession of or exercise control over the Pledged LLC Interests or any NRC licensed facility until first having received issuance of a license by NRC authorizing such possession or NRC’s prior written consent to the transfer of control of the existing NRC licenses.

5.5.         Release of Proceeds.  Any amounts received by the Pledgee during the continuance of an Event of Default and not applied against the Obligations or expenses of Decommissioning of Zion Station shall be paid over to the Pledgor.

6.             ADMINISTRATION OF COLLATERAL.

6.1.         Pledgee’s Appointment as Attorney-in-Fact, etc.

6.1.1.      The Pledgor hereby irrevocably constitutes and appoints the Pledgee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Pledgee the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do any or all of the following:

6.1.1.1    in the name of the Pledgor or its own name, or otherwise, file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Pledgee for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

6.1.1.2    pay or discharge taxes and Encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

6.1.1.3    (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Pledgee or as the Pledgee shall direct; (ii) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (iv) defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral; (v) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Pledgee may deem appropriate; and (vi) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Pledgee were the absolute owner thereof for all purposes, and do, at the Pledgee’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the

Pledgee deems necessary to protect, preserve or realize upon the Collateral and the Pledgee’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do; and

6.1.1.4    following an Event of Default, take any action under the limited liability company agreement under which the Pledged Interests are issued that may be taken by the holder of the Pledged Interests or the holder of a proxy or power of attorney with respect to the Pledged Interests.

Anything in this Section 6.1.1 to the contrary notwithstanding, the Pledgee agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1.1 (a) unless an Event of Default shall have occurred and be continuing; or (b) other than as necessary to seek authorization from NRC for Pledgee to take possession of or exercise control over the Pledged LLC Interests or its NRC licensed facility, until first having received issuance of a license by NRC authorizing such possession or NRC’s prior written consent to the transfer of control of the existing NRC licenses.

6.1.2.      If the Pledgor fails to perform or comply with any of its agreements contained herein, the Pledgee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

6.1.3.      The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2.         Duty of Pledgee. The Pledgee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it with the same degree of care as the Pledgee deals with similar property for its own account.  Neither the Pledgee, nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Pledgee hereunder are solely to protect the Pledgee’s interests in the Collateral and shall not impose any duty upon the Pledgee to exercise any such powers.  The Pledgee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for (i) its own gross negligence or willful misconduct or (ii) breach of its obligations under this Agreement.

6.3.         Financing Statements.  Pursuant to any applicable Law, the Pledgor authorizes the Pledgee to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Pledgor in such form and in such offices as the Pledgee determines appropriate to perfect the security interests of the Pledgee under this Agreement.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.             MISCELLANEOUS PROVISIONS.

7.1.         Amendment and Modification.

Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Pledgee and Pledgor.

7.2.         Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

7.3.         Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

7.3.1.      If to Pledgee, to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Carol R. Peterson

with copies to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Bradley Fewell

and

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Attention: Bruce G. Wilson

7.3.2.      if to Pledgor, to:

EnergySolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: John Christian

with a copy to:

EnergySolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: Val Christensen

7.4.                            Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

7.5.                            Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies.  THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR A STATE COURT SITUATED THEREIN.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH

OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6.         Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7.         Entire Agreement.

This Agreement, including the Schedules, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 7.7, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings including, without limitation, all letters, memoranda or other documents or communications.

7.8.         Change in Law.

If and to the extent that any Laws that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

7.9.         Severability.

Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation.

7.10        Right to Specific Performance.

Pledgor agrees that a breach of any of its covenants contained in this Agreement will cause irreparable harm to Pledgee and Pledgee has no adequate remedy at law in respect of any such breach and, as a consequence, that each and every covenant contained in this Agreement shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defense that Pledgee has an adequate remedy at law in an action for specific performance of any such covenants in the event of a breach thereof.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXELON GENERATION COMPANY, LLC

By:	/s/ Carol R. Peterson

Name:	Carol R. Peterson

Title:	Vice President

ENERGYSOLUTIONS, LLC

By:	/s/ Val J. Christensen

Name:	Val J. Christensen

Title:	President

SCHEDULE 3.1 to

Pledge Agreement

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Pledgor	UCC Filing Offices

EnergySolutions, LLC	Utah

Actions with Regard to Pledged Shares

1)            Delivery of membership interest certificates (if any), accompanied by undated powers duly indorsed in blank, of Zion Solutions, LLC

SCHEDULE 3.2 to

Pledge Agreement

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Pledgor	Jurisdiction	Location
EnergySolutions, LLC	Utah	423 West 300 South, Suite 200 Salt Lake City, Utah 84101